Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule of real estate and accumulated depreciation, and the effectiveness of internal control over financial reporting incorporated by reference herein. Our report with respect to the consolidated financial statements and related schedule of real estate and accumulated depreciation makes reference to the Company retrospectively applying certain adjustments upon the adoption of accounting standards related to non-controlling interests and exchangeable senior debentures and changing its method of accounting for contingencies related to income taxes in 2007.

/s/ KPMG LLP

McLean, Virginia
August 21, 2009